Exhibit 99.3

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF MANAGEMENT RESPONSIBILITIES

Management of Ralcorp Holdings, Inc. is responsible for the fairness and accuracy of the consolidated financial statements. The statements have been prepared in accordance with accounting principles generally accepted in the United States, and in the opinion of management, the financial statements present fairly the Company’s financial position, results of operations and cash flows.

Management has established and maintains accounting and internal control systems that it believes are adequate to provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements. The selection and training of qualified personnel, the establishment and communication of accounting and administrative policies and procedures and our Standards of Business Conduct for Officers and Employees are important elements of these control systems. We maintain a strong internal audit program that independently evaluates the adequacy and effectiveness of internal controls. Appropriate actions are taken by management to correct any control weaknesses identified in the audit process.

The Board of Directors, through its Audit Committee consisting solely of independent directors, meets periodically with management and the independent registered public accounting firm to discuss internal control, auditing and financial reporting matters. To ensure independence, PricewaterhouseCoopers LLP has direct access to the Audit Committee.

The Audit Committee reviewed and approved the Company’s annual financial statements and recommended to the full Board of Directors that they be included in the Annual Report.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Ralcorp Holdings, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934. Under the supervision and with the participation of management, including the Co-Chief Executive Officers and Controller and Chief Accounting Officer, we conducted an evaluation of the effectiveness of our internal controls over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the evaluation under this framework, management concluded that our internal control over financial reporting was effective as of September 30, 2008 at the reasonable assurance level. We have excluded Post Foods from the assessment of internal control over financial reporting as of September 30, 2008 because it was acquired by the Company in purchase business combinations during 2008. Post Foods assets and revenues represented 66% and 6%, respectively, of the related consolidated financial statement amounts as of and for the year ended September 30, 2008. The effectiveness of our internal control over financial reporting as of September 30, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report (on the following page).

/s/ KEVIN J. HUNT	/s/ DAVID P. SKARIE	/s/ THOMAS G. GRANNEMAN

Kevin J. Hunt	David P. Skarie	Thomas G. Granneman
Co-Chief Executive Officer	Co-Chief Executive Officer	Controller and Chief Accounting Officer

December 1, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Ralcorp Holdings, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of earnings, of cash flows, and of shareholders’ equity present fairly, in all material respects, the financial position of Ralcorp Holdings, Inc. and its subsidiaries at September 30, 2008, and 2007, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 15 to the consolidated financial statements, the company adopted Statement of Financial Accounting Standard No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on September 30, 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Post Foods from its assessment of internal control over financial reporting as of September 30, 2008 because it was acquired by the Company in a purchase business combination during fiscal 2008. We have also excluded Post Foods from our audit of internal control over financial reporting. Post Foods is a wholly owned subsidiary, with total assets and total revenues representing 66% and 6% of the related consolidated financial statement amounts as of and for the year ended September 30, 2008.

/s/ PRICEWATERHOUSECOOPERS LLP

St. Louis, MO

December 1, 2008, except as it relates to the segment information as discussed in Note 18, as to which the date is February 5, 2009

RALCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in millions except per share data, shares in thousands)

	Year Ended September 30,
	2008	2007	2006
Net Sales	$2,824.4	$2,233.4	$1,850.2
Cost of products sold	(2,318.1)	(1,819.2)	(1,497.2)

Gross Profit	506.3	414.2	353.0
Selling, general and administrative expenses	(328.4)	(252.8)	(226.4)
Interest expense, net	(54.6)	(42.3)	(28.1)
Gain (loss) on forward sale contracts	111.8	(87.7)	(9.8)
Gain on sale of securities	7.1	-	2.6
Restructuring charges	(1.7)	(.9)	(.1)

Earnings before Income Taxes and Equity Earnings	240.5	30.5	91.2
Income taxes	(86.7)	(7.5)	(29.9)

Earnings before Equity Earnings	153.8	23.0	61.3
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes	14.0	8.9	7.0

Net Earnings	$167.8	$31.9	$68.3

Basic Earnings per Share	$5.51	$1.20	$2.46

Diluted Earnings per Share	$5.38	$1.17	$2.41

Weighted Average Shares for Basic Earnings per Share	30,321	26,382	27,663
Dilutive effect of:
Stock options	560	562	502
Restricted stock awards	98	39	39
Stock appreciation rights	89	67	-

Weighted Average Shares for Diluted Earnings per Share	31,068	27,050	28,204

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions except share and per share data)

	September 30,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$14.1	$9.9
Marketable securities	9.2	6.9
Investment in Ralcorp Receivables Corporation	56.5	55.3
Receivables, net	160.1	89.1
Due from Kraft Foods Inc.	49.0	-
Inventories	337.0	227.1
Deferred income taxes	16.5	-
Prepaid expenses and other current assets	5.4	10.4

Total Current Assets	647.8	398.7
Investment in Vail Resorts, Inc.	126.0	110.9
Property, Net	903.1	460.6
Goodwill	2,454.3	569.3
Other Intangible Assets, Net	1,189.5	270.5
Other Assets	23.2	43.1

Total Assets	$5,343.9	$1,853.1

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts and notes payable	$204.7	$150.8
Deferred income taxes	-	5.2
Other current liabilities	187.2	67.5

Total Current Liabilities	391.9	223.5
Long-term Debt	1,668.8	763.6
Deferred Income Taxes	601.6	39.9
Other Liabilities	270.1	342.7

Total Liabilities	2,932.4	1,369.7

Commitments and Contingencies
Shareholders’ Equity
Common stock, par value $.01 per share Authorized: 300,000,000 shares Issued: 63,476,635 and 33,011,317 shares, respectively	.6	.3
Additional paid-in capital	1,919.6	121.6
Common stock in treasury, at cost (7,195,555 and 7,242,196 shares, respectively)	(257.3)	(256.9)
Retained earnings	768.9	601.1
Accumulated other comprehensive (loss) income	(20.3)	17.3

Total Shareholders’ Equity	2,411.5	483.4

Total Liabilities and Shareholders’ Equity	$5,343.9	$1,853.1

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended September 30,
	2008	2007	2006
Cash Flows from Operating Activities
Net earnings	$167.8	$31.9	$68.3
Adjustments to reconcile net earnings to net cash flow provided by operating activities:
Depreciation and amortization	99.5	82.4	66.8
Sale of receivables, net	4.2	45.8	(49.0)
Contributions to qualified pension plan	-	-	(25.0)
Equity in earnings of Vail Resorts, Inc.	(21.7)	(13.7)	(10.8)
(Gain) loss on forward sale contracts	(111.8)	87.7	9.8
Deferred income taxes	13.1	(33.0)	6.5
Stock-based compensation expense	11.5	8.2	5.7
Gain on sale of securities	(7.1)	-	(2.6)
Other changes in current assets and liabilities, net of effects of business acquisitions:
(Increase) decrease in receivables	(86.4)	15.5	(21.1)
Increase in due from Kraft Foods Inc.	(49.0)	-	-
Increase in inventories	(6.6)	(14.7)	(6.9)
Decrease (increase) in prepaid expenses and other current assets	5.0	(2.2)	(3.0)
Increase (decrease) in accounts payable and other current liabilities	115.4	(2.3)	2.8
Other, net	(1.9)	12.7	13.7

Net Cash Provided by Operating Activities	132.0	218.3	55.2

Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	(20.3)	(331.9)	(110.1)
Additions to property and intangible assets	(62.5)	(51.7)	(58.1)
Proceeds from sale of property	.2	.2	2.2
Purchases of securities	(38.8)	(8.9)	(1.3)
Proceeds from sale or maturity of securities	50.4	4.8	2.7

Net Cash Used by Investing Activities	(71.0)	(387.5)	(164.6)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	-	200.0	275.0
Repayment of long-term debt	(39.7)	(29.0)	(100.0)
Net (repayments) borrowings under credit arrangements	(20.0)	40.0	(44.6)
Advance proceeds from forward sale of investment	-	29.5	110.5
Purchase of treasury stock	(5.6)	(78.8)	(134.9)
Proceeds and tax benefits from exercise of stock options	3.9	5.5	11.9
Change in book cash overdrafts	4.5	(7.2)	4.4
Other, net	.1	-	-

Net Cash (Used) Provided by Financing Activities	(56.8)	160.0	122.3

Net Increase (Decrease) in Cash and Cash Equivalents	4.2	(9.2)	12.9
Cash and Cash Equivalents, Beginning of Year	9.9	19.1	6.2

Cash and Cash Equivalents, End of Year	$14.1	$9.9	$19.1

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in millions except per share data, shares in thousands)

	Common Stock	Additional Paid-In Capital	Common Stock in Treasury	Retained Earnings	Accum. Other Comprehensive Income (Loss)	Total
Balance, September 30, 2005	$.3	$115.6	$(65.8)	$500.9	$(32.7)	$518.3
Net earnings				68.3		68.3
Minimum pension liability adjustment, net of $1.2 tax expense					3.4	3.4
Cash flow hedging adjustments, net of $1.0 tax expense					1.7	1.7
Foreign currency translation adjustment, net of $2.2 tax expense					3.9	3.9

Comprehensive income						77.3
Stock purchased (3,422 shares)			(134.9)			(134.9)
Stock options & stock appreciation rights exercised (421 shares)		(2.2)	12.4			10.2
Restricted stock issued (9 shares)		(.2)	.2			-
Stock-based compensation expense		5.7				5.7
Activity under deferred compensation plans (13 shares)		(.6)	.4			(.2)

Balance, September 30, 2006	$.3	$118.3	$(187.7)	$569.2	$(23.7)	$476.4
Net earnings				31.9		31.9
Minimum pension liability adjustment, net of $16.7 tax expense					28.9	28.9
Cash flow hedging adjustments, net of $10.5 tax expense					17.7	17.7
Foreign currency translation adjustment, net of $2.2 tax benefit					14.6	14.6

Comprehensive income						93.1
Adjustment to initially apply FAS 158, net of $12.1 tax benefit					(20.2)	(20.2)
Stock purchased (1,382 shares)			(78.8)			(78.8)
Stock options & stock appreciation rights exercised (154 shares)		.2	4.8			5.0
Restricted stock issued (142 shares)		(4.4)	4.4			-
Stock-based compensation expense		8.2				8.2
Activity under deferred compensation plans (15 shares)		(.7)	.4			(.3)

Balance, September 30, 2007	$.3	$121.6	$(256.9)	$601.1	$17.3	$483.4
Net earnings				167.8		167.8
Benefit plan adjustment, net of $.9 tax expense					1.3	1.3
Cash flow hedging adjustments, net of $18.4 tax benefit					(31.5)	(31.5)
Foreign currency translation adjustment					(7.4)	(7.4)

Comprehensive income						130.2
Common stock issued (30,466 shares)	.3	1,788.1				1,788.4
Stock purchased (100 shares)			(5.6)			(5.6)
Stock options & stock appreciation rights exercised (100 shares)		.4	3.5			3.9
Restricted stock issued (30 shares)		(1.1)	1.1			-
Stock-based compensation expense		11.4				11.4
Activity under deferred compensation plans (16 shares)		(.8)	.6			(.2)

Balance, September 30, 2008	$.6	$1,919.6	$(257.3)	$768.9	$(20.3)	$2,411.5

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions except per share data)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation – The financial statements are presented on a consolidated basis and include the accounts of Ralcorp and its majority-owned subsidiaries, except Ralcorp Receivables Corporation (see Note 10). All significant intercompany transactions have been eliminated. The Company’s investment in Vail Resorts, Inc. is presented on the equity basis (see Note 5).

Estimates – The financial statements have been prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions.

Cash Equivalents include all highly liquid investments with original maturities of less than three months.

Receivables are reported at net realizable value. This value includes appropriate allowances for doubtful accounts, cash discounts, and other amounts which the Company does not ultimately expect to collect. The Company calculates the allowance for doubtful accounts based on historical losses and the economic status of, and its relationship with, its customers, especially those identified as “at risk.” A receivable is considered past due if payments have not been received within the agreed upon invoice terms. Receivables are written off against the allowance when the customer files for bankruptcy protection or is otherwise deemed to be uncollectible based upon the Company’s evaluation of the customer’s solvency. Refer to Note 9, Note 10, and Note 11 for more information about receivables and the allowance for doubtful accounts.

Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market. Reported amounts have been reduced by an allowance for obsolete product and packaging materials based on a review of inventories on hand compared to estimated future usage and sales (see Note 9 and Note 11).

Derivative Financial Instruments and Hedging – In the ordinary course of business, the Company is exposed to commodity price risks relating to the acquisition of raw materials and supplies, interest rate risks relating to debt, and foreign currency exchange rate risks. Authorized individuals within the Company may utilize derivative financial instruments, including (but not limited to) futures contracts, option contracts, forward contracts and swaps, to manage certain of these exposures by hedging when it is practical to do so. The terms of these instruments generally do not exceed eighteen months for commodities, five years for interest rates, and two years for foreign currency. The Company is not permitted to engage in speculative or leveraged transactions and will not hold or issue financial instruments for trading purposes. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction. Earnings impacts for all designated hedges are reported in the statement of earnings within the same line item as the gain or loss on the item being hedged. Since the hedging activities relate to operations, related cash flows are included in the statement of cash flows in cash flows from operating activities. For a fair value hedge of a recognized asset or liability or unrecognized firm commitment, the entire change in fair value of the derivative is recorded in earnings as incurred. For a cash flow hedge of an anticipated transaction, the ineffective portion of the change in fair value of the derivative is recorded in earnings as incurred, whereas the effective portion is deferred in accumulated other comprehensive income in the balance sheet until the transaction is realized, at which time any deferred hedging gains or losses are recorded in earnings. For more information about our hedging activities, see Note 12.

Property is recorded at cost, and depreciation expense is generally provided on a straight-line basis over the estimated useful lives of the properties. Estimated useful lives range from 3 to 15 years for machinery and equipment and 10 to 50 years for buildings and leasehold improvements. Total depreciation expense was $70.3, $58.7, and $53.4 in fiscal 2008, 2007, and 2006, respectively. Repair and maintenance costs incurred in connection with planned major maintenance activities are accounted for under the direct expensing method. At September 30, property consisted of:

	2008	2007
Land	$26.9	$14.2
Buildings and leasehold improvements	266.5	149.1
Machinery and equipment	996.0	663.1
Construction in progress	60.9	21.3

	1,350.3	847.7
Accumulated depreciation	(447.2)	(387.1)

	$903.1	$460.6

Other Intangible Assets consist of computer software purchased or developed for internal use and customer relationships, trademarks, computer software, and miscellaneous intangibles acquired in business combinations (see Note 2). Amortization expense related to intangible assets, which is provided on a straight-line basis over the estimated useful lives of the assets, was $29.2, $23.7, and $13.4 in fiscal 2008, 2007, and 2006, respectively. For the intangible assets recorded as of September 30, 2008, amortization expense of $37.2, $35.2, $32.8, $32.5, and $31.4 is scheduled for fiscal 2009, 2010, 2011, 2012, and 2013, respectively. Other intangible assets consisted of:

	September 30, 2008			September 30, 2007
	Carrying Amount	Accum. Amort.	Net Amount	Carrying Amount	Accum. Amort.	Net Amount
Computer software	$34.7	$(24.2)	$10.5	$45.2	$(32.0)	$13.2
Customer relationships	422.2	(54.4)	367.8	262.9	(34.0)	228.9
Trademarks/brands	808.4	(6.3)	802.1	20.2	(4.1)	16.1
Other	13.1	(4.0)	9.1	14.0	(1.7)	12.3

	$1,278.4	$(88.9)	$1,189.5	$342.3	$(71.8)	$270.5

Recoverability of Assets – The Company continually evaluates whether events or circumstances have occurred which might impair the recoverability of the carrying value of its assets, including property, identifiable intangibles, goodwill, and investment in Ralcorp Receivables Corporation. An asset is deemed impaired and written down to its fair value if estimated related future cash flows are less than its carrying amount.

Investments – The Company funds a portion of its deferred compensation liability by investing in certain mutual funds in the same amounts as selected by the participating employees. Because management’s intent is to invest in a manner that matches the deferral options chosen by the participants and those participants can elect to transfer amounts in or out of each of the designated deferral options at any time, these investments have been classified as trading assets and are stated at fair value in “Other Assets”. Both realized and unrealized gains and losses on these assets are included in “Selling, general and administrative expenses” and offset the related change in the deferred compensation liability.

Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales, including amounts billed to customers for shipping and handling, less sales discounts and allowances. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged. Estimated reductions to revenue for customer incentive offerings are based upon customers’ redemption history.

Cost of Products Sold includes, among other things, inbound and outbound freight costs and depreciation expense related to assets used in production, while storage and other warehousing costs are included in “Selling, general, and administrative expenses.” Storage and other warehousing costs totaled $63.0, $57.3, and $57.3 in fiscal 2008, 2007, and 2006, respectively.

Advertising, Repair, and Maintenance Costs are expensed as incurred.

Stock-based Compensation – On October 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (FAS 123(R)), which replaces FAS 123 and supersedes APB Opinion No. 25. FAS 123(R) requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). The Company followed the nominal vesting period approach prior to October 1, 2005 (for pro forma disclosure purposes) and must continue following that approach for awards outstanding as of that date, but applies the non-substantive vesting period approach to new grants that have retirement eligibility provisions. See Note 17 for disclosures related to stock-based compensation.

Income Tax Expense is estimated based on taxes in each jurisdiction and includes the effects of both current tax exposures and the temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. A valuation allowance is established against the related deferred tax assets to the extent that it is not more likely than not that the future benefits will be realized. Reserves are recorded for estimated exposures associated with the Company’s tax filing positions, which are subject to periodic audits by governmental taxing authorities. Interest due to an underpayment of income taxes is classified as income taxes. The Company considers the undistributed earnings of its foreign subsidiaries to be permanently invested, so no U.S. taxes have been provided for those earnings. See Note 4 for disclosures related to income taxes.

Recently Issued Accounting Standards – Significant developments in accounting rules are discussed below.

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes,” in order to clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Ralcorp adopted FIN 48 on October 1, 2007, with no impact other than balance sheet classification.

In September 2006, the Financial Accounting Standards Board issued FAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” an amendment of FASB Statements No. 87, 88, 106, and 132(R). This statement requires an entity to recognize the funded status of its defined benefit pension plans and other postretirement benefit plans on the balance sheet and to recognize changes in the funded status that arise during the period but are not recognized as components of net periodic benefit cost within other comprehensive income, net of income taxes. FAS 158 also requires measurement of the defined benefit plan assets and obligations as of the balance sheet date. Ralcorp has historically measured plan assets and obligations at the balance sheet date and will continue to do so. The Company adopted this Statement’s recognition provisions at September 30, 2007, with no effect on reported net earnings or cash flows.

In September 2006, the FASB issued FAS 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement is effective as of the beginning of Ralcorp’s 2009 fiscal year; however, FASB Staff Position (FSP) 157-2, issued in February 2008, permits a one-year deferral for non-financial assets and liabilities not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). At this time, the Company has not completed its review and assessment of the impact of the adoption of this Statement.

In February 2007, the FASB issued FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective as of the beginning of Ralcorp’s 2009 fiscal year. At this time, the Company does not expect to elect the fair value option for any items.

In December 2007, the FASB issued FAS 141(R), “Business Combinations,” which replaces FAS 141. This Statement establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of business combinations. This Statement is effective for acquisitions completed after the beginning of Ralcorp’s 2010 fiscal year. At this time, the Company has not completed its review and assessment of the impact of the adoption of this statement.

In March 2008, the FASB issued FAS 161, “Disclosures about Derivative Instruments and Hedging Activities.” This Statement changes the disclosure requirements for derivative instruments and hedging activities to include enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for Ralcorp beginning with its financial statements for March 31, 2009.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, “Goodwill and Other Intangible Assets.” This FSP will be effective for financial statements issued for Ralcorp’s 2010 fiscal year. The FSP’s guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date (October 1, 2009 for Ralcorp). The FSP’s disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date.

In May 2008, the FASB issued FAS 162, “The Hierarchy of Generally Accepted Accounting Principles.” The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. At this time, the Company does not expect this standard to have a material impact on its financial statements.

Reclassifications – Certain prior years’ amounts have been reclassified to conform to the current year’s presentation.

NOTE 2 – ACQUISITIONS AND GOODWILL

Each of the following acquisitions was accounted for using the purchase method of accounting, whereby the results of operations of each of the following acquisitions are included in the consolidated statements of earnings from the date of acquisition. The purchase price, including costs of acquisition, was allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess was allocated to goodwill, as shown in the following table. For the fiscal 2008 acquisition of Post Foods, the allocation is subject to change pending the completion of certain valuations (primarily intangible assets and deferred tax assets and liabilities).

	Post Foods	Pastries Plus	Bloomfield Bakers	Cottage Bakery	Parco	Western Waffles
Cash	$68.9	$-	$1.5	$.1	$-	$1.1
Receivables	2.6	-	12.8	8.5	2.1	5.7
Inventories	104.0	.1	10.2	5.5	3.7	3.7
Other current assets	-	-	.5	.4	.1	.5
Property	457.5	.8	25.6	39.1	6.2	33.2
Goodwill	1,875.7	10.6	47.3	57.6	13.1	33.4
Other intangible assets	956.5	-	55.4	83.5	4.2	24.0
Other assets	-	-	.2	15.2	1.9	-

Total assets acquired	3,465.2	11.5	153.5	209.9	31.3	101.6

Accounts payable	-	-	(13.7)	(11.0)	(3.0)	(5.0)
Other current liabilities	(10.6)	(.7)	(1.4)	(3.2)	(3.6)	(3.8)
Long-term debt	(964.5)	-	-	-	-	-
Deferred income taxes	(525.9)	-	-	5.0	-	-
Other liabilities	(76.7)	(.4)	(.8)	(15.2)	-	(6.5)

Total liabilities assumed	(1,577.7)	(1.1)	(15.9)	(24.4)	(6.6)	(15.3)

Net assets acquired	$1,887.5	$10.4	$137.6	$185.5	$24.7	$86.3

Fiscal 2008

On August 4, 2008, the Company acquired Post Foods from Kraft Foods Inc. Ralcorp issued 30,465,318 shares of its common stock and assumed $964.5 of debt. For accounting purposes, the market price of the shares was assumed to be $58.70 per share, which was the average daily closing market price for three business days before and after the announcement of the acquisition (November 15, 2007). Post Foods, which is included in the Cereals segment, is the third-largest branded ready-to-eat cereal manufacturer in the U.S. with over 100 years of history in the industry. Post Foods operates 4 manufacturing facilities in Battle Creek, MI, Modesto, CA, Jonesboro, AR, and Niagara Falls, ON (Canada). The assigned goodwill is not deductible for tax purposes. The allocation included $699.2 of brand related intangibles assigned indefinite useful lives as well as $257.3 of customer relationships, brand related intangibles, and other intangibles subject to amortization over a weighted average amortization period of approximately 20 years. Finished goods inventory acquired in the acquisition was valued essentially as if Ralcorp were a distributor purchasing the inventory. This resulted in a one-time allocation of purchase price to acquired inventory which was $23.4 higher than the historical manufacturing cost of the inventory. Inventory value and cost of products sold were based on post-acquisition production costs for all product manufactured after the acquisition date. All of the $23.4 inventory valuation adjustment was recognized in cost of products sold during fiscal 2008. The Company is also incurring significant costs related to the transitioning of Post Foods into Ralcorp operations. The Company expects these costs to continue through fiscal 2009.

Fiscal 2007

On August 14, 2007, the Company acquired certain assets and lease obligations of Pastries Plus of Utah, Inc. in a cash transaction. Pastries Plus was a competing manufacturer of branded and private label thaw-and-sell cookies with annual gross sales of approximately $10. The business was integrated into the Lofthouse operations of the Frozen Bakery Products segment. The assigned goodwill is deductible for tax purposes. As of September 30, 2007, an estimate of $1.0 for other intangibles subject to amortization over a weighted average amortization period of approximately 10 years was established. A fiscal 2008 analysis determined their value to be zero and the amount was reclassified to goodwill.

On March 16, 2007, the Company acquired Bloomfield Bakers and its affiliate, Lovin Oven L.L.C., in a cash transaction. Bloomfield Bakers, which has become a part of Ralcorp’s Ralston Foods business unit in the Cereals segment, is a leading manufacturer of nutritional and cereal bars and natural and organic specialty cookies, crackers, and cereals. The acquired business, which had net sales of $188 for its fiscal year ended December 31, 2006, operates two leased manufacturing facilities in Azusa and Los Alamitos, CA and employs approximately 500 people. The assigned goodwill is deductible for tax purposes. The allocation included $55.4 of customer relationships and other intangibles subject to amortization over a weighted average amortization period of approximately 8 years.

On November 10, 2006, the Company acquired Cottage Bakery, Inc. in a cash transaction. Cottage Bakery, a leading manufacturer of frozen par-baked breads and frozen dough sold in the retail and foodservice channels, operates one manufacturing facility in Lodi, CA and employs approximately 690 people. For its fiscal year ended June 30, 2006, Cottage Bakery had gross sales of approximately $125. The acquired business, which enhanced Ralcorp’s existing frozen bakery offerings, is reported within the Frozen Bakery Products segment. The assigned goodwill is not deductible for tax purposes. The allocation included $83.5 of customer relationships and other intangibles subject to amortization over a weighted average amortization period of approximately 14 years.

Fiscal 2006

On February 7, 2006, the Company completed the purchase of Parco Foods, L.L.C., a manufacturer of high quality cookies for sale primarily in the in-store bakery channel. Parco Foods had net sales of approximately $50 for the year ended December 25, 2005. The Parco business is reported as part of Ralcorp’s Frozen Bakery Products segment and enhanced the segment’s existing in-store bakery cookie offerings. The assigned goodwill is deductible for tax purposes. The allocation included $3.0 of customer relationships and $1.2 for a trademark, subject to amortization over an estimated amortization period of approximately 10 years.

On November 15, 2005, the Company completed the purchase of Western Waffles, Ltd., a Canadian manufacturer of private label frozen griddle products with three manufacturing facilities, approximately 370 employees, and annual net sales of approximately $75. The Western Waffles business launched Ralcorp into the private label frozen griddle products category. The Western Waffles business is reported as part of the Frozen Bakery Products segment. The assigned goodwill is not deductible for tax purposes. The allocation included $24.0 of customer relationships subject to amortization over an estimated amortization period of approximately 15 years.

Pro Forma Information

The following unaudited pro forma information shows Ralcorp’s results of operations as if the fiscal 2008 and 2007 business combinations had been completed as of the beginning of each period presented. These pro forma results may not necessarily reflect the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.

	2008	2007
Net sales	$3,758.8	$3,435.3
Net earnings	253.4	103.3
Basic earnings per share	4.45	1.81
Diluted earnings per share	4.45	1.79

Goodwill

The changes in the carrying amount of goodwill by reportable segment (see Note 18) were as follows:

	Cereals	Frozen Bakery Products	Snacks	Sauces and Spreads	Total
Balance, September 30, 2006	$-	$281.8	$139.4	$38.8	$460.0
Goodwill acquired	40.1	63.1	-	-	103.2
Purchase price allocation adjustment	-	1.7	-	-	1.7
Currency translation adjustment	-	4.4	-	-	4.4

Balance, September 30, 2007	$40.1	$351.0	$139.4	$38.8	$569.3
Goodwill acquired	1,875.7	-	-	-	1,875.7
Purchase price allocation adjustment	7.1	4.9	-	-	12.0
Currency translation adjustment	-	(2.7)	-	-	(2.7)

Balance, September 30, 2008	$1,922.9	$353.2	$139.4	$38.8	$2,454.3

NOTE 3 – RESTRUCTURING CHARGES

In fiscal 2008, the Company closed its plant in Billerica, MA, and transferred the production to other facilities within the Snacks segment. In addition to employee termination benefits for approximately 90 employees, charges for this project included a write-off of abandoned property.

In fiscal 2007, the Company closed its plant in Blue Island, IL, terminating 86 employees, and moved production to other facilities within the Frozen Bakery Products segment. In addition to employee termination benefits, charges for this project included costs to clean up the facility and a charge to write-off remaining inventories.

In fiscal 2005, the Company closed its plant in City of Industry, CA, and transferred much of the production to other facilities within the Sauces and Spreads segment. In addition to employee termination benefits for 65 employees, charges for this project included costs to clean up the facility, a charge to write off remaining inventories, and (in 2006) a $.1 accrual of the remaining lease payment obligations.

There were no restructuring reserves at September 30, 2008 or 2007. The following table details the amounts included in the statements of earnings as “Restructuring charges” for fiscal 2008, 2007, and 2006, along with the corresponding cumulative charges for these restructuring projects through September 30, 2008. No significant future charges are expected for any of these projects.

	2008	2007	2006	Cumulative
Billerica - Employee termination benefits	$1.1	$-	$-	$1.1
Billerica - Write-off of abandoned property	.3	-	-	.3
Blue Island - Employee termination benefits	-	.7	-	.7
Blue Island - Other associated charges	.3	.2	-	.5
City of Industry - Employee termination benefits	-	-	-	.6
City of Industry - Other associated charges	-	-	.1	.7

	$1.7	$.9	$.1	$3.9

NOTE 4 – INCOME TAXES

The provision for income taxes consisted of the following:

	2008	2007	2006
Current:
Federal	$57.1	$40.9	$25.9
State	7.1	2.8	1.9
Foreign	.1	1.6	(.6)

	64.3	45.3	27.2

Deferred:
Federal	22.0	(34.0)	1.9
State	3.5	(3.0)	(1.4)
Foreign	(3.1)	(.8)	2.2

	22.4	(37.8)	2.7

Income taxes	86.7	7.5	29.9
Deferred income taxes on equity earnings	7.7	4.8	3.8

Total provision for income taxes	$94.4	$12.3	$33.7

A reconciliation of income taxes with amounts computed at the statutory federal rate follows:

	2008	2007	2006
Computed tax at federal statutory rate (35%)	$91.7	$15.7	$35.7
State income taxes, net of federal tax benefit	7.9	.1	.3
Domestic production activities deduction	(2.8)	(1.1)	(.9)
Benefit of foreign tax jurisdictions	(2.0)	(.5)	(1.2)
Adjustments to reserve for uncertain tax positions	(.2)	(1.9)	(1.2)
Other, net (none in excess of 5% of computed tax)	(.2)	-	1.0

	$94.4	$12.3	$33.7

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets (liabilities) were as follows:

	September 30, 2008			September 30, 2007
	Assets	Liabilities	Net	Assets	Liabilities	Net
Current:
Accrued liabilities	$9.2	$-	$9.2	$4.6	$-	$4.6
Inventories	6.4	-	6.4	-	(10.1)	(10.1)
Other items	.9	-	.9	.3	-	.3

	16.5	-	16.5	4.9	(10.1)	(5.2)

Noncurrent:
Property	-	(223.8)	(223.8)	-	(42.1)	(42.1)
Intangible assets	-	(414.4)	(414.4)	-	(43.9)	(43.9)
Equity investment in Vail	-	(39.0)	(39.0)	-	(32.5)	(32.5)
Forward sale contracts	2.0	-	2.0	40.9	-	40.9
Pension	6.4	-	6.4	2.9	-	2.9
Other postretirement benefits	32.9	-	32.9	6.8	-	6.8
Deferred compensation	10.4	-	10.4	16.4	-	16.4
Insurance reserves	8.1	-	8.1	5.4	-	5.4
State NOL and tax credit carryforwards	8.4	-	8.4	3.5	-	3.5
Other items	11.7	(.6)	11.1	5.4	-	5.4

	79.9	(677.8)	(597.9)	81.3	(118.5)	(37.2)

Total deferred taxes	96.4	(677.8)	(581.4)	86.2	(128.6)	(42.4)
Valuation allowance (noncurrent)	(3.7)		(3.7)	(2.7)		(2.7)

Net deferred taxes	$92.7	$(677.8)	$(585.1)	$83.5	$(128.6)	$(45.1)

As of September 30, 2008, the Company had state operating loss carryforwards totaling approximately $38.4 which will expire in 2012 through 2027. As of September 30, 2008, the Company had state tax credit carryforwards totaling approximately $2.9, of which approximately $2.2 have no expiration date and the remainder will expire in 2012 through 2018. Due to the uncertainty of the realization of certain tax carryforwards (specifically due to a lack of evidence that sufficient taxable income will be generated in certain states), the Company carried a valuation allowance against these carryforward benefits in the amount of $1.8 as of September 30, 2008 (an increase of $.1 from the corresponding valuation allowance of $1.7 recorded as of September 30, 2007), which is management’s estimate of the amount of deferred tax assets that are not more likely than not to be realized.

For fiscal 2008, $264.6 of total earnings before income taxes was from domestic sources and was reduced by a $2.4 loss from foreign sources. As of September 30, 2008, no provision for income taxes was made for approximately $7.8 of the cumulative undistributed earnings of the Company’s Canadian subsidiaries (other than $1.8 of Canadian withholding taxes paid). Those earnings are not taxable in Canada (except for the 10% withholding tax required by treaty) and would become taxable in the U.S. only to the extent that they are repatriated in the future. Since the Company considers the undistributed earnings to be permanently invested in Canada, the related deferred tax liability (which is estimated to be between $5.0 and $6.0) has not been recorded, and a valuation allowance of $1.8 was recorded as of September 30, 2008 against the foreign tax credit for the Canadian withholding taxes paid (an increase of $.8 from the corresponding valuation allowance of $1.0 recorded as of September 30, 2007, due to the additional credit generated during the year).

The Company adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes,” as of October 1, 2007. Unrecognized tax benefits at that date and related accrued interest totaled approximately $1.8. Minor adjustments reduced the total amount by $.2 to approximately $1.6 at September 30, 2008, all of which would affect the effective tax rate if recognized. Federal returns for tax years after September 30, 2004 remain subject to examination, along with various state returns for the past two to six years and Canadian returns for the past two years. One state uncertainty is currently being addressed with the state taxing authority and is expected to be resolved within the next 12 months. Related unrecognized tax benefits totaling approximately $.8 were classified as “Other current liabilities” on the balance sheet as of September 30, 2008, while approximately $.8 of unrecognized tax benefits were classified in “Other Liabilities.”

NOTE 5 – EQUITY INVESTMENT IN VAIL RESORTS, INC.

On January 3, 1997, the Company sold its ski resorts holdings (Resort Operations) to Vail Resorts, Inc. (Vail) in exchange for 7,554,406 shares of Vail common stock (NYSE:MTN). At the date of the exchange, the Company’s equity interest in the underlying net assets of Vail exceeded the net book value of the net assets contributed by the Company to Vail by $37.5. This excess is being amortized ratably to the investment in Vail over 20 years. The unamortized excess was $15.5 and $17.4 as of September 30, 2008 and 2007, respectively. The amount of retained earnings that represents undistributed earnings of Vail was $49.0 and $35.0 as of September 30, 2008 and 2007, respectively.

The Company is free to sell some or all of its shares in one or more private sales or through Rule 144 of the 1933 Securities Act. In March 2006, the Company sold 100,000 of its shares of Vail Resorts for a total of $3.8. The shares had a carrying value of $1.2, so the transaction resulted in a $2.6 pre-tax gain. In August and September 2008, the Company sold and additional 368,700 shares for a total of $13.7. The shares had a carrying value of $6.6, so the transaction resulted in a $7.1 pre-tax gain. As of September 30, 2008, 7,085,706 shares of Vail Resorts were still held by the Company but 4,950,100 shares were subject to forward sale contracts, as discussed in Note 6. As of September 30, 2008 and 2007, respectively, the carrying values of the Company’s investment in Vail were $126.0 and $110.9 and the corresponding market values were $247.6 and $464.3.

Vail’s fiscal year ends July 31, so the Company reports equity earnings on a two-month time lag. The Company’s ownership percentages were 20.2% and 19.1% as of July 31, 2008 and 2007, respectively. The equity method of accounting is appropriate because of ownership percentage and two of the Company’s directors (Messrs. Micheletto and Stiritz) presently serve as directors of Vail.

Vail’s summarized financial information follows:

	Year Ended July 31, 2008	Year Ended July 31, 2007	Year Ended July 31, 2006
Net revenues	$1,152.2	$940.5	$838.9
Total operating expenses	976.2	812.3	733.6

Income from operations	$176.0	$128.2	$105.3

Net income	$102.9	$61.4	$45.8

	July 31, 2008	July 31, 2007
Current assets	$358.9	$411.6
Noncurrent assets	1,567.1	1,497.5

Total assets	$1,926.0	$1,909.1

Current liabilities	$367.0	$319.6
Noncurrent liabilities	800.3	847.8
Minority interest	29.9	27.7
Stockholders’ equity	728.8	714.0

Total liabilities and stockholders’ equity	$1,926.0	$1,909.1

NOTE 6 – FORWARD SALE CONTRACTS

During the quarter ended December 31, 2005, Ralcorp entered into a forward sale contract relating to 1.78 million shares of its Vail common stock. Under the contract, at the maturity dates (half on November 21, 2008 and half on November 22, 2010) the Company can deliver a variable number of shares of Vail stock (or cash) to the counterparty. During the quarter ended June 30, 2006, the Company entered into a similar agreement relating to 1.97 million additional shares of its Vail common stock, with maturity dates of November 18, 2009 and November 16, 2011. A third contract was entered into during the quarter ended December 31, 2006, relating to 1.2 million additional shares, with a maturity date of November 15, 2013. The calculation of the number of shares ultimately delivered will depend on the price of Vail shares at settlement and includes a price collar. Ralcorp received $50.5, $60.0, and $29.5, respectively, under the discounted advance payment feature of the contracts. Amortization of the corresponding $11.0, $15.5, and $17.6 discounts is included in “Interest expense, net” on the statements of earnings and totaled $8.7 in 2008 and $8.3 in 2007. At September 30, 2008, the fair value of the contracts was $145.0, of which $29.3 was included in “Other current liabilities” and $115.7 was included in “Other Liabilities” on the balance sheet. The components of the total liability are shown in the following table.

	Value of Advance Proceeds	Accumulated (Gain)/Loss on Derivative	Total Contract Liability
Advance proceeds received	$140.0	$-	$140.0
Amortization of discount	12.0	-	12.0
Loss on derivative component	-	97.5	97.5

Balance at September 30, 2007	$152.0	$97.5	$249.5
Amortization of discount	8.7	-	8.7
Gain on derivative component	-	(113.2)	(113.2)

Balance at September 30, 2008	$160.7	$(15.7)	$145.0

The forward sale agreements have a dual nature and purpose. The advance proceeds component acts as a financing arrangement securitized by the underlying Vail shares. The derivative component, which is based on a price collar on Vail shares, acts as a hedge of the future sale of the underlying shares. Because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts are not eligible for hedge accounting. Consequently, gains or losses due to changes in the fair value of the contracts are immediately recognized in earnings. In addition to the unrealized non-cash gains or losses, the reported gains or losses on these contracts included charges (paid monthly) for any related stock borrow costs incurred by the counterparty in excess of a contractual limit. Ralcorp began incurring those excess stock borrow costs during fiscal 2008, and payments totaled $1.4 million during the year.

NOTE 7 – EARNINGS PER SHARE

The following schedule shows common stock options and stock appreciation rights (SARs) which were outstanding and could potentially dilute basic earnings per share in the future but which were not included in the computation of diluted earnings per share for the periods indicated because to do so would have been antidilutive. See Note 17 for more information about outstanding options and SARs.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal 2008
SARs at $56.56 per share	435,000	435,000	435,000	435,000

Fiscal 2007
Stock options at $35.31 per share	10,281	-	-	-
Stock options at $45.25 per share	152,000	-	-	-
SARs at $48.99 per share	435,000	-	435,000	-
SARs at $56.56 per share	-	-	-	457,500

Fiscal 2006
Stock options at $34.73 per share	25,701	25,701	25,701	-
Stock options at $35.31 per share	10,281	10,281	10,281	10,281
Stock options at $45.25 per share	161,000	161,000	157,000	152,000
Stock options at $42.00 per share	25,000	25,000	25,000	25,000
Stock options at $48.99 per share	-	-	-	25,000
SARs at $42.00 per share	400,000	400,000	395,000	392,500
SARs at $48.99 per share	-	-	-	435,000

NOTE 8 – SUPPLEMENTAL EARNINGS STATEMENT AND CASH FLOW INFORMATION

	2008	2007	2006
Repair and maintenance expenses	$71.0	$68.3	$56.3
Advertising and promotion expenses	28.1	12.8	12.5
Research and development expenses	11.5	10.2	8.4
Interest paid	38.6	31.7	23.2
Income taxes paid, net of refunds	50.0	43.1	29.6
Income tax benefit of stock options exercised	1.1	2.2	4.5

NOTE 9 – SUPPLEMENTAL BALANCE SHEET INFORMATION

	September 30,
	2008	2007
Receivables, net
Trade	$140.7	$70.7
Other	19.8	19.0

	160.5	89.7
Allowance for doubtful accounts	(.4)	(.6)

	$160.1	$89.1

Inventories
Raw materials and supplies	$135.2	$106.2
Finished products	204.4	123.1

	339.6	229.3
Allowance for obsolete inventory	(2.6)	(2.2)

	$337.0	$227.1

Accounts Payable
Trade	$136.6	$98.8
Book cash overdrafts	36.7	32.2
Other items	31.4	19.8

	$204.7	$150.8

Other Current Liabilities
Compensation	$34.5	$25.3
Advertising and promotion	50.8	10.1
Current portion of forward sale contracts	29.3	-
Other items	72.6	32.1

	$187.2	$67.5

Other Liabilities
Forward sale contracts	$115.7	$249.5
Other items	154.4	93.2

	$270.1	$342.7

NOTE 10 – SALE OF RECEIVABLES

To provide additional liquidity, on September 24, 2001 the Company entered into an agreement to sell, on an ongoing basis, trade accounts receivable to a wholly owned, bankruptcy-remote subsidiary named Ralcorp Receivables Corporation (RRC). As of September 30, 2008, the accounts receivable of the Frozen Bakery Products segment and the Medallion, Bloomfield Bakers, and Post Foods businesses have not been incorporated into the sale agreement and were not being sold to RRC. RRC can then sell up to $66.0 of ownership interests in qualifying receivables to a bank commercial paper conduit, which issues commercial paper to investors. Ralcorp continues to service the receivables as agent for RRC and the bank conduit. RRC is a qualifying special purpose entity under FAS 140, and the sale of Ralcorp receivables to RRC is considered a true sale for accounting, tax, and legal purposes. Therefore, the trade receivables sold and the related commercial paper borrowings are not recorded on Ralcorp’s consolidated balance sheets. However, the Company’s consolidated balance sheets reflect an investment in RRC that in substance represents a subordinated retained interest in the trade receivables sold. As of September 30, 2008, the outstanding balance of receivables (net of an allowance for doubtful accounts) sold to RRC was $106.5 and proceeds received from the conduit were $50.0, resulting in a retained interest of $56.5 reflected on the Company’s consolidated balance sheet as an “Investment in Ralcorp Receivables Corporation.” As of September 30, 2007, the outstanding balance of receivables sold to RRC was $101.1 and proceeds received from the conduit were $45.8, resulting in a retained interest of $55.3. Discounts related to the sale of receivables to the conduit totaled $1.9 and $2.3 for the years ended September 30, 2008 and September 30, 2007 respectively, and are included on the statements of earnings in “Selling, general and administrative expenses”. The agreement contains cross-default language so that an event of default under any agreement governing “Material Indebtedness” of the Company would trigger an “Amortization Event” (each term as defined in the agreement).

NOTE 11 – ALLOWANCES FOR DOUBTFUL ACCOUNTS AND OBSOLETE INVENTORY

	2008	2007	2006
Allowance for Doubtful Accounts
Balance, beginning of year	$.6	$.4	$.3
Provision charged to expense	(.4)	-	(.7)
Write-offs, less recoveries	(.1)	(.2)	.5
Acquisitions	-	.2	-
Transfers to Ralcorp Receivables Corporation	.3	.2	.3

Balance, end of year	$.4	$.6	$.4

Allowance for Obsolete Inventory
Balance, beginning of year	$2.2	$3.1	$3.0
Provision charged to expense	8.1	4.9	5.2
Write-offs of inventory	(7.7)	(6.2)	(5.6)
Acquisitions	-	.4	.5

Balance, end of year	$2.6	$2.2	$3.1

NOTE 12 – DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

Fair Values

The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents, receivables and accounts payable approximate fair value because of the short maturities of these financial instruments. The carrying amount of the Company’s variable rate long-term debt (see Note 13) approximates fair value because the interest rates are adjusted to market frequently. Based on the discounted amount of future cash flows, using Ralcorp’s incremental rate of borrowing for similar debt, the Company’s fixed rate debt (which had a carrying amount of $1,220.8 and $616.0 as of September 30, 2008 and 2007, respectively) had an estimated fair value of $1,122.6 and $608.9 as of September 30, 2008 and 2007, respectively. The Company’s derivative financial instruments, which are used for the purpose of hedging commodity, interest rate, and foreign currency exposures in the normal course of business (see below), or for the purpose of hedging the market risk related to the Company’s investment in Vail Resorts (see Note 6), are carried on the consolidated balance sheets at their estimated fair values.

Concentration of Credit Risk

The Company’s primary concentration of credit risk is related to certain trade accounts receivable due from several highly leveraged or “at risk” customers. At September 30, 2008 and 2007, the amount of such receivables was immaterial. Consideration was given to the economic status of these customers when determining the appropriate allowance for doubtful accounts (see Note 11) and the fair value of the Company’s subordinated retained interest in accounts receivable (see Note 10).

Hedging Activities

Activities qualifying for hedge accounting consisted of cash flow hedges on ingredient, packaging, and fuel purchases (options, futures, and swaps); variable interest payments (interest rate swap); and receipts of foreign currency-denominated accounts receivable (foreign exchange forwards). During fiscal 2008, hedge gains (net of hedge losses) totaling $6.2 were deferred into accumulated other comprehensive income, $56.2 of net gains were reclassified into earnings, and net losses of $.2 representing ineffectiveness were recorded in earnings as incurred. During fiscal 2007, hedge gains (net of hedge losses) totaling $32.0 were deferred into accumulated other comprehensive income, $3.8 of net gains were reclassified into earnings, and net gains of $.1 representing ineffectiveness were recorded in earnings as incurred. During fiscal 2006, hedge gains (net of hedge losses) totaling $5.1 were deferred into accumulated other comprehensive income, $2.4 of net gains were reclassified into earnings, and net gains of $.3 representing ineffectiveness were recorded in earnings as incurred.

NOTE 13 – LONG-TERM DEBT

Long-term debt consisted of the following at September 30:

	2008		2007
	Balance Outstanding	Interest Rate	Balance Outstanding	Interest Rate
Fixed Rate Senior Notes, Series B	$87.0	4.24%	$116.0	4.24%
Fixed Rate Senior Notes, Series C	50.0	5.43%	50.0	5.43%
Fixed Rate Senior Notes, Series D	64.3	4.76%	75.0	4.76%
Fixed Rate Senior Notes, Series E	100.0	5.57%	100.0	5.57%
Fixed Rate Senior Notes, Series F	75.0	5.43%	75.0	5.43%
Floating Rate Senior Notes, Series G	50.0	4.36%	50.0	5.95%
Floating Rate Senior Notes, Series H	50.0	4.36%	50.0	5.95%
Fixed Rate Senior Notes, Series I-1	75.0	5.56%	75.0	5.56%
Fixed Rate Senior Notes, Series I-2	25.0	5.58%	25.0	5.58%
Fixed Rate Senior Notes, Series J	100.0	5.93%	100.0	5.93%
Fixed Rate Notes maturing 2018	577.5	7.29%	-	n/a
Floating Rate Notes maturing 2018	20.0	5.33%	-	n/a
Fixed Rate Notes maturing 2020	67.0	7.39%	-	n/a
Term Loan A-1	100.0	4.19%	-	n/a
Term Loan A-2	200.0	4.16%	-	n/a
Industrial Development Revenue Bond	5.6	6.80%	5.6	3.84%
$400 Revolving Credit Agreement	7.0	4.50%	20.0	5.69%
Uncommitted credit arrangements	15.0	8.25%	21.8	5.87%
Other	.4	Various	.2	Various

	$1,668.8		$763.6

On December 22, 2003, the Company issued Fixed Rate Senior Notes, Series B, Series C, and Series D, totaling $270.0. Series B comprises $145.0 of 4.24% notes due December 2010 with annual amortization of principal beginning December 2006. Series C comprises $50.0 of 5.43% notes with bullet maturity in December 2013. Series D comprises $75.0 of 4.76% notes due December 2013 with annual amortization of principal beginning in December 2007.

On December 21, 2005, the Company issued Fixed Rate Senior Notes, Series E and Series F, totaling $175.0. Series E comprises $100.0 of 5.57% notes due in 2015. Series F consists of $75.0 of 5.43% notes with maturity in 2012.

On February 22, 2006, the Company issued Floating Rate Senior Notes, Series G and Series H, totaling $100.0. The proceeds from this private placement debt were used to repay the Floating Rate Senior Notes, Series A. Borrowings under Series G and Series H incur interest at a rate of 3-month LIBOR plus 0.45%, adjusted quarterly, and mature on February 22, 2011.

On January 18, 2007, the Company issued Fixed Rate Senior Notes, Series I, totaling $100.0 in two tranches: $75.0 at 5.56% and $25.0 at 5.58%. One third of each tranche must be repaid on January 18, 2015, 2017, and 2019. On May 11, 2007, the Company issued Fixed Rate Senior Notes, Series J, comprised of $100.0 of 5.93% notes due in 2022.

On August 4, 2008, the Company assumed ownership of the Fixed Rate Notes maturing 2018, the Floating Rate Notes maturing 2018, and the Fixed Rate Notes maturing 2020, totaling $964.5 in conjunction with the acquisition of Post Foods. The 2018 Fixed Rate Notes comprises $577.5 of 7.29% notes due August 15, 2018. The 2018 Floating Rate Notes total $20 and incur interest at a rate of 3-month LIBOR plus 2.54%, adjusted quarterly, and mature on August 15, 2018. The 2020 Fixed Rate Notes comprises $67 of 7.39% notes due August 15, 2020.

The above note agreements are unsecured but contain certain representations, warranties, covenants, and conditions customary to agreements of this nature. The covenants include requirements that “Total Debt” not exceed 3.5 times “Adjusted EBITDA” and that “Consolidated Adjusted Net Worth” remain above a certain minimum amount (each term as defined in the note agreements). However, if the Company elects to pay additional interest, its ratio of “Total Debt” to “Adjusted EBITDA” may exceed the 3.5 to 1.0 limit, but be no greater than 4.0 to 1.0, for a period not to exceed 12 consecutive months. If these covenants are violated and cannot be remedied within the 30 days allowed, the noteholders may choose to declare any outstanding notes to be immediately due and payable.

Through the acquisition of The Red Wing Company, Inc. in 2000, the Company acquired an Industrial Development Revenue Bond in the amount of $5.6, which bears interest at a variable rate and matures on March 31, 2010.

On July 18, 2008, the Company entered into a new $400 Revolving Credit Agreement, replacing the similar agreement established on December 27, 2005. Borrowings under the new agreement incur interest at the Company’s choice of either (1) LIBOR plus the applicable margin rate (currently 1.50%) or (2) the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate, and (c) the “Base CD Rate” plus 1%. Such borrowings are unsecured and mature on July 18, 2011. The credit agreement calls for a commitment fee calculated as a percentage (currently 0.25%) of the unused portion, and contains certain representations, warranties, covenants, and conditions customary to credit facilities of this nature. The covenants include requirements that “EBIT” be at least three times “Consolidated Interest Expense”, and that “Total Debt” not exceed 3.75 times “Adjusted EBITDA” (each term as defined in the agreement).

On August 4, 2008, the Company assumed ownership of $100 Term Loan A-1 and $200 Term Loan A-2 in conjunction with its acquisition of Post Foods. Borrowings under these agreements incur interest at the Company’s choice of either (1) LIBOR plus the applicable margin rate (currently 1.50%) or (2) the highest of (a) the prime rate, (b) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1%, and (c) the federal funds effective rate plus 0.5%, in each case plus a margin of from 0% to 0.50%, depending on Ralcorp’s leverage ratio. Such borrowings are unsecured and mature on August 3, 2009 in the case of Term Loan A-1 and August 2, 2013 in the case of Term Loan A-2. Term Loan A-2 requires quarterly amortization of principal beginning in December 2008. The agreements contain certain representations, warranties, covenants, and conditions customary to loan agreements of this nature. The covenants include requirements that “EBIT” be at least three times “Consolidated Interest Expense”, and that “Total Debt” not exceed 3.75 times “Adjusted EBITDA” (each term as defined in the agreement).

The Company has entered into uncommitted credit arrangements with banks that totaled $15.0 as of September 30, 2008. Borrowings under these arrangements typically have terms of less than a week. The amounts outstanding under these arrangements at September 30, 2008 matured October 1, 2008. Also as of September 30, 2008, $24.0 in letters of credit and surety bonds were outstanding with various financial institutions, principally related to self-insurance requirements.

As of September 30, 2008, aggregate maturities of long-term debt are as follows: $164.7 in fiscal 2009, $55.7 in fiscal 2010, $156.7 in fiscal 2011, $30.7 in fiscal 2012, $235.7 in fiscal 2013, and $1,025.3 thereafter. Based upon management’s intent and ability to refinance amounts maturing in fiscal 2009 on a long-term basis, they were classified as long-term.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is a party to a number of legal proceedings in various state and federal jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve complex questions of fact and law. Additionally, the operations of the Company, like those of similar businesses, are subject to various federal, state, and local laws and regulations intended to protect public health and the environment, including air and water quality and waste handling and disposal.

Pending legal liability, if any, from these proceedings cannot be determined with certainty; however, in the opinion of Company management, based upon the information presently known, the ultimate liability of the Company, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accruals for estimated liabilities (if any), are not expected to be material to the Company’s consolidated financial position, results of operations or cash flows. In addition, while it is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters should not be material to the Company’s consolidated financial position, results of operations or cash flows.

Lease Commitments

Future minimum rental payments under noncancelable operating leases in effect as of September 30, 2008 were $12.6, $11.7, $11.0, $10.6, $7.4, and $26.6 for fiscal 2009, 2010, 2011, 2012, 2013, and thereafter, respectively.

Rent expense for all operating leases was $15.0, $18.6, and $11.2 in fiscal 2008, 2007, and 2006, respectively, net of sublease income of $.1 each year.

Container Supply Agreement

During fiscal 2002, the Company entered into a ten-year agreement to purchase certain containers from a single supplier (and added additional containers through amendments in fiscal 2003 and 2004). It is believed that the agreement was related to the supplier’s financing arrangements regarding the container facility. The Company’s total purchases under the agreement were $26.8 in fiscal 2008, $26.2 in fiscal 2007, and $23.7 in fiscal 2006. Cumulatively, the Company has purchased approximately 640 million containers as of September 30, 2008. Generally, to avoid a shortfall payment requirement, the Company must purchase approximately 610 million additional containers by the end of the ten-year term. The minimum future payment obligation is currently estimated at $2.4.

Other Contingencies

In connection with the sale of the Company’s Resort Operations in 1997, Vail assumed the obligation to repay, when due, certain indebtedness of Resort Operations including Series 1991 Sports Facilities Refunding Revenue Bonds in the aggregate principal amount of $1.5, bearing interest at 7.375% and maturing in 2011 (the “Series 1991 Bond”). The Series 1991 Bond was, and continues to be, guaranteed by Ralston Purina Company (Ralston). Pursuant to an Agreement and Plan of Reorganization signed when the Company was spun-off from Ralston in 1994, the Company agreed to indemnify Ralston for any liabilities associated with the guarantee. To facilitate the sale of the Company’s branded cereal business to General Mills in 1997, General Mills acquired the legal entity originally obligated to so indemnify Ralston. Pursuant to the Reorganization Agreement with General Mills, however, the Company has agreed to indemnify General Mills for any liabilities it may incur with respect to indemnifying Ralston relating to the aforementioned guarantee. Presently, management believes the likelihood that Vail will default on its repayment obligations with respect to the Series 1991 Bond is remote.

NOTE 15 – PENSION AND OTHER POSTRETIREMENT BENEFITS

The Company sponsors qualified and supplemental noncontributory defined benefit pension plans and other postretirement benefit plans for certain of its employees. The Company uses the fiscal year end as the measurement date for the plans.

On September 30, 2007, the Company adopted FAS 158, which requires the Company to recognize the funded status of defined postretirement benefit plans as an asset or liability on the balance sheet and requires any unrecognized prior service cost and actuarial gains/losses to be recognized in accumulated other comprehensive income.

The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two-year period ending September 30, 2008, and a statement of the funded status as of September 30 of both years.

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Change in benefit obligation
Benefit obligation at beginning of year	$187.3	$191.2	$23.1	$21.9
Service cost	2.9	2.6	.6	.1
Interest cost	11.3	11.1	2.0	1.3
Plan participants’ contributions	.1	-	-	-
Actuarial (gain) loss	(30.3)	(8.8)	(5.2)	1.2
Acquisitions	10.2	-	65.0	-
Medicare reimbursements	-	-	.1	-
Benefit payments	(9.0)	(8.8)	(1.6)	(1.4)

Benefit obligation at end of year	$172.5	$187.3	$84.0	$23.1

Change in fair value of plan assets
Fair value of plan assets at beginning of year	$184.9	$169.2	$-	$-
Actual return on plan assets	(21.0)	23.9	-	-
Employer contributions	.6	.6	1.6	1.4
Plan participants’ contributions	.1	-	-	-
Benefit payments	(9.0)	(8.8)	(1.6)	(1.4)

Fair value of plan assets at end of year	$155.6	$184.9	$-	$-

Funded status	$(16.9)	$(2.4)	$(84.0)	$(23.1)
Unrecognized net actuarial loss	-	31.0	-	4.9
Unrecognized prior service cost	-	-	-	(.1)

Net amount recognized in retained earnings	$(16.9)	$28.6	$(84.0)	$(18.3)

Amounts recognized in consolidated balance sheets
Other assets	$-	$5.6	$-	$-
Other current liabilities	(.6)	(.6)	(1.5)	(1.5)
Other liabilities	(16.3)	(7.4)	(82.5)	(21.6)
Accumulated other comprehensive loss	34.1	31.0	(.5)	4.8

Net amount recognized	$17.2	$28.6	$(84.5)	$(18.3)

Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$34.1	$31.0	$(.4)	$4.9
Prior service cost	-	-	(.1)	(.1)

Total	$34.1	$31.0	$(.5)	$4.8

Weighted-average assumptions used to determine benefit obligation
Discount rate	7.30%	6.15%	7.30%	6.15%
Rate of compensation increase	3.25%	3.25%	3.25%	3.25%

The following table provides the components of net periodic benefit cost for the plans. The estimated net actuarial loss expected to be reclassified from accumulated other comprehensive income into net periodic benefit cost during 2009 related to pension and other benefits is $.2 and zero, respectively.

	Pension Benefits			Other Benefits
	2008	2007	2006	2008	2007	2006
Service cost	$2.9	$2.6	$2.4	$.6	$.1	$.2
Interest cost	11.3	11.1	10.5	2.0	1.3	1.6
Expected return on plan assets	(14.9)	(14.5)	(12.2)	-	-	-
Recognized net actuarial loss	2.6	4.2	4.6	.2	.1	.7

Net periodic benefit cost	$1.9	$3.4	$5.3	$2.8	$1.5	$2.5

Weighted-average assumptions used to determine net benefit cost
Discount rate	6.15%	5.95%	5.70%	6.15%	5.95%	5.70%
Rate of compensation increase	3.25%	3.50%	3.50%	3.25%	3.50%	3.50%
Expected return on plan assets	8.75%	9.00%	9.00%	n/a	n/a	n/a

The expected return on pension plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocation. The broad target allocations are 70% equity securities (comprised of 56% U.S. equities and 14% foreign equities) and 30% debt securities. At September 30, 2008, equity securities were 62.9% and debt securities were 37.1% of the fair value of total plan assets, approximately 82.1% of which was invested in passive index funds. At September 30, 2007, equity securities were 71.8% and debt securities were 28.2%. The allocation guidelines were established based on the Company’s determination of the appropriate risk posture and long-term objectives.

For September 30, 2008 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits was 9% for 2009, declining gradually to an ultimate rate of 5% for 2017 and beyond. For September 30, 2007 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits was 8% for 2008, declining gradually to an ultimate rate of 5% for 2014 and beyond. A 1% change in assumed health care cost trend rates would result in the following changes in the accumulated postretirement benefit obligation and in the total service and interest cost components for fiscal 2008.

	Increase	Decrease
Effect on postretirement benefit obligation	$14.9	$(12.2)
Effect on total service and interest cost	1.7	(1.4)

The aggregate accumulated benefit obligation for pension plans was $164.1 at September 30, 2008 and $182.7 at September 30, 2007. The accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets at September 30, 2008 and 2007 were:

	2008	2007
Accumulated benefit obligation	$164.1	$8.1
Fair value of plan assets	155.6	-

As of September 30, 2008, expected future benefit payments and related federal subsidy receipts (Medicare Part D) in the next ten fiscal years were as follows:

	2009	2010	2011	2012	2013	2014- 2018
Pension benefits	$9.2	$9.3	$9.4	$10.9	$11.5	$73.3
Other benefits	1.7	1.7	2.0	2.3	2.8	25.6
Subsidy receipts	(.2)	(.2)	(.2)	(.2)	(.2)	(1.3)

Other than those made as benefit payments in unfunded plans, no significant contributions are currently expected to be paid to the plans during fiscal 2009.

In addition to the defined benefit plans described above, Ralcorp sponsors defined contribution [401(k)] plans under which it makes matching and profit sharing contributions. The costs of these plans were $5.9, $5.9, and $6.0 for the years ended September 30, 2008, 2007, and 2006, respectively. The Company also contributed $1.1 to multiemployer pension plans in each of these years.

NOTE 16 – SHAREHOLDERS’ EQUITY

On August 4, 2008, the Company issued 30,465,318 shares of $.01 per share par value common stock in connection with the acquisition of Post Foods.

During the last three days of fiscal 2007, the Company repurchased 50,000 shares of its common stock on the open market at a total cost of $2.8, but the trades were not settled until the first three business days of fiscal 2008. Those stock repurchases were not reflected in the Company’s financial statements as of and for the year ended September 30, 2007, but were reflected in fiscal 2008. Similarly, during the last three days of fiscal 2005, the Company repurchased 24,700 shares of its common stock on the open market at a total cost of $1.0, but the trades were not settled until the first three business days of fiscal 2006. Those stock repurchases were not reflected in the Company’s financial statements as of and for the year ended September 30, 2005, but were reflected in fiscal 2006.

The Company has not issued any shares of preferred stock. The terms of any series of preferred stock (including but not limited to the dividend rate, voting rights, convertibility into other Company securities, and redemption) may be set by the Company’s Board of Directors.

At September 30, 2008, accumulated other comprehensive income included a $10.2 net loss on cash flow hedging instruments after taxes and $21.2 in net postretirement benefit liability adjustments after taxes (see Note 15), partially offset by an $11.1 foreign currency translation adjustment after taxes. At September 30, 2007, accumulated other comprehensive income included a $21.3 net gain on cash flow hedging instruments after taxes and a $18.5 foreign currency translation adjustment after taxes, partially offset by $22.5 in net postretirement benefit liability adjustments after taxes.

NOTE 17 – STOCK-BASED COMPENSATION PLANS

On February 8, 2007, the Company’s shareholders adopted the 2007 Incentive Stock Plan (Plan), which reserves shares to be used for various stock-based compensation awards and replaces the 2002 Incentive Stock Plan. The Plan provides that eligible employees may receive stock option awards, stock appreciation rights and other stock awards payable in whole or part by the issuance of stock. At September 30, 2008, 2,041,340 shares were available for future awards under the Plan, excluding the potential reduction due to future exercises of stock appreciation rights or to future distributions from deferred compensation plans (discussed herein).

Total compensation cost for share-based payment arrangements recognized in the year ended September 30, 2008 was $11.5, and the related recognized deferred tax benefit was $4.4. As of September 30, 2008, the total compensation cost related to nonvested awards not yet recognized was $35.8, which is expected to be recognized over a weighted average period of 3.6 years.

Stock Options

Changes in nonqualified stock options outstanding are summarized in the following table. Most of the options are exercisable beginning from three to nine years after date of grant and have a maximum term of ten years.

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2007	1,550,957	$26.03
Granted	-	-
Exercised	(99,422)	28.68
Forfeited	(2,699)	28.74

Outstanding at September 30, 2008	1,448,836	25.84	3.8 years	$60.2

Exercisable at September 30, 2008	871,211	26.84	3.5 years	35.3

The fair value of each option was estimated on the date of grant using the Black-Scholes valuation model, which uses assumptions of expected option life (term), expected stock price volatility, risk-free interest rate, and expected dividends. The expected option life, or expected term, is estimated based on the award’s vesting period and contractual term, along with historical exercise behavior on similar awards. Expected volatilities are based on historical volatility trends and other factors. The risk-free rate is the interpolated grant date U.S. Treasury rate for a term equal to the expected option life. The weighted average assumptions and fair values for options granted in 2006 were as follows:

2006
Expected option life	7.7 yrs
Expected stock price volatility	23.5%
Risk-free interest rate	4.62%
Expected dividends	0%
Fair value (per share)	$18.49

The Company uses treasury shares to settle options exercised. The total intrinsic value of stock options exercised was $3.1, $6.2, and $12.6 in fiscal 2008, 2007, and 2006, respectively.

Stock Appreciation Rights

Information about the Company’s stock appreciation rights (SARs) is summarized in the following table. Upon exercise, the SAR holder will receive the number of shares of Ralcorp common stock equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes.

	Stock Appreciation Rights	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2007	1,285,000	$49.55
Granted	594,500	65.71
Exercised	(6,500)	42.00
Forfeited	(10,500)	49.18

Outstanding at September 30, 2008	1,862,500	54.74	8.8 years	$23.6

Exercisable at September 30, 2008	127,486	42.00	7.0 years	3.2

The fair value of each SAR was estimated on the date of grant using the Black-Scholes valuation model, as described under the heading “Stock Options” above. The weighted average assumptions and fair values for SARs granted each year were as follows:

	2008	2007	2006
Expected term	6.4 years	6.0 years	6.0 yrs
Expected stock price volatility	30.0%	29.0%	23.5%
Risk-free interest rate	3.31%	4.30%	4.58%
Expected dividends	0%	0%	0%
Fair value (per right)	$24.00	$21.22	$16.70

The Company uses treasury shares to settle SARs exercised. The value of SARs exercised in fiscal 2008 was $.1, there were no SARs exercised in fiscal 2007, and the value of SARs exercised in fiscal 2006 was less than $.1.

Restricted Stock Awards

Information about the Company’s restricted stock awards (nonvested stock) is summarized in the following table. Approximately 64,000, 42,000, 42,000, 64,000, 51,000, and 48,500 shares are scheduled to vest in fiscal 2011, 2012, 2013, 2014, 2015, and 2016, respectively, but would vest immediately in the event of retirement or involuntary termination (other than for cause). The grant date market value of each award is recorded as a reduction of shareholders’ equity and amortized on a straight-line basis over the expected vesting period. The total fair value of restricted stock awards that vested during fiscal 2008, 2007, and 2006 was zero.

	Number	Weighted Average Grant Date Fair Value
Nonvested at September 30, 2007	292,968	$49.73
Granted	30,333	56.31
Vested	-
Forfeited	-

Nonvested at September 30, 2008	323,301	50.34

Other Stock-Based Compensation Awards

On September 25, 2008, the Board of Directors approved a long-term cash-based incentive award for the corporate officers. The incentive is tied to stock price improvements driven by the successful integration of the Post Foods acquisition and continued improvement of existing businesses. The incentive award totals $13.2 for all corporate officers and will be paid if, for twenty consecutive trading days between June 1 and December 31, 2010, the Company’s stock price maintains an average closing price of at least $85.00 per share. A graduated reduced payout will be made if the Company’s highest 20-day average stock price during that period is below $85.00 but above $80.00 per share. The estimated fair value of the payout (based upon the Company’s current assessment of the likelihood of the achievement of stock price targets) is being accrued on a straight-line basis over the period from September 25, 2008 to December 31, 2010, with no significant expense recorded in fiscal 2008.

Deferred Compensation

The Incentive Stock Plan provides for deferred compensation plans for non-management directors and key employees, as well as an Executive Savings Investment Plan.

Under the Deferred Compensation Plan for Non-Management Directors, any non-management director may elect to defer, within certain limitations, his retainer and fees until retirement or other termination of his directorship. Deferrals may be made in Ralcorp common stock equivalents (Equity Option) or in cash under a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives (Vanguard Funds). Deferrals in the Equity Option receive a 33 1/3% Company matching contribution that is fully vested. All distributions under this plan are paid in cash.

Under the Deferred Compensation Plan for Key Employees, eligible employees may elect to defer payment of all or a portion of their bonus until some later date. Deferrals may be made in the Equity Option or in the Vanguard Funds. Under this plan, deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash.

The Executive Savings Investment Plan allows eligible employees to defer up to 44% of their cash compensation. Once they have reached the legislated maximum annual pre-tax contribution to the Company’s Savings Investment Plan [401(k)] or their compensation exceeds the legislated maximum compensation that can be recognized under that plan, they are eligible to defer an additional 2% to 6% of their cash compensation, a portion of which receives a Company matching contribution that vests at a rate of 25% for each year of Company service. Deferrals may be made in the Equity Option or in the Vanguard Funds. Under this plan, deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash.

Matching contributions related to these deferred compensation plans resulted in additional compensation expense of approximately $.4, $.3, and $.3 for fiscal 2008, 2007, and 2006, respectively. Market adjustments to the liability and investment related to these plans resulted in pretax expense of $1.5, $.9, and $.7 for fiscal 2008, 2007, and 2006, respectively.

NOTE 18 – SEGMENT INFORMATION

The Company’s operating segments offer different products and are generally managed separately. Effective October 1, 2008, the Company reorganized its management reporting and realigned its reportable segments in accordance with FAS 131, “Disclosures about Segments of an Enterprise and Related Information.” The Cereals segment is comprised of Post Foods (Post brand ready-to-eat cereals) and Ralston Foods (store brand ready-to-eat and hot cereals, nutritional bars, and specialty products). The Frozen Bakery Products segment produces frozen griddle products, frozen bread products, frozen dessert products, and frozen dough and dry mixes for bakery foods. The Snacks segment is comprised of Bremner (crackers and cookies) and Nutcracker (nuts, chips, and candy). The Sauces and Spreads segment (Carriage House) produces a variety of store brand shelf-stable dressings, syrups, peanut butter, jellies, salsas and various sauces, and branded non-alcoholic drink mixes. The Company evaluates each segment’s performance based on its profit contribution, which is profit or loss from operations before income taxes, interest, certain costs related to restructuring activities, and other unallocated corporate income and expenses.

The accounting policies of the segments are the same as those described in Note 1. The Company’s revenues were primarily generated by sales within the United States; foreign sales were immaterial (approximately 1% of total net sales). As of September 30, 2008, all of the net carrying value of the Company’s long-lived assets were located in the United States except for approximately $93.0 of property located in Canada. There were no material intersegment revenues (less than 1% of total net sales). In fiscal 2008, one customer accounted for $476.1, or approximately 17%, of total net sales. Each of the segments sells products to this major customer.

The following tables present information about reportable segments as of and for the years ended September 30, according to the new basis effective October 1, 2008. Note that “Additions to property and intangibles” excludes additions through business acquisitions (see Note 2).

	2008	2007	2006
Net sales
Cereals	$936.5	$554.9	$401.1
Frozen Bakery Products	711.8	619.6	442.8
Snacks	687.0	634.5	617.1
Sauces and Spreads	489.1	424.4	389.2

Total	$2,824.4	$2,233.4	$1,850.2

Profit contribution
Cereals	$118.1	$58.3	$44.4
Frozen Bakery Products	63.7	70.4	50.6
Snacks	47.1	50.9	50.4
Sauces and Spreads	15.7	13.7	12.2

Total segment profit contribution	244.6	193.3	157.6
Interest expense, net	(54.6)	(42.3)	(28.1)
Gain (loss) on forward sale contracts	111.8	(87.7)	(9.8)
Gain on sale of securities	7.1	-	2.6
Restructuring charges	(1.7)	(.9)	(.1)
Accelerated depreciation	-	-	(1.1)
Systems upgrades and conversions	(.2)	(.5)	(3.4)
Stock-based compensation expense	(11.5)	(8.2)	(5.7)
Post Foods transition and integration costs	(7.9)	-	-
Post Foods inventory valuation adjustment	(23.4)	-	-
Other unallocated corporate expenses	(23.7)	(23.2)	(20.8)

Earnings before income taxes and equity earnings	$240.5	$30.5	$91.2

Additions to property and intangibles
Cereals	$18.1	$8.8	$11.2
Frozen Bakery Products	14.6	20.4	24.6
Snacks	21.6	15.8	18.9
Sauces and Spreads	5.1	3.8	.8
Corporate	3.7	2.9	2.8

Total	$63.1	$51.7	$58.3

	2008	2007	2006
Depreciation and amortization
Cereals	$29.4	$14.4	$9.8
Frozen Bakery Products	36.3	33.3	21.8
Snacks	20.3	21.8	21.3
Sauces and Spreads	8.3	8.2	8.5
Corporate	5.2	4.7	5.4

Total	$99.5	$82.4	$66.8

Assets, end of year
Cereals	$3,762.1	$265.9	$113.3
Frozen Bakery Products	788.7	811.4	600.1
Snacks	369.3	372.2	369.1
Sauces and Spreads	156.4	140.5	146.3

Total segment assets	5,076.5	1,590.0	1,228.8
Investment in Ralcorp Receivables Corporation	56.5	55.3	93.3
Investment in Vail Resorts, Inc.	126.0	110.9	97.2
Other unallocated corporate assets	84.9	96.9	88.2

Total	$5,343.9	$1,853.1	$1,507.5

NOTE 19 – QUARTERLY FINANCIAL DATA (UNAUDITED)

The results for any single quarter are not necessarily indicative of the Company’s results for any other quarter or the full year. Due to the Company’s equity interest in Vail (see Note 5), which typically yields more than the entire year’s equity income during the Company’s second and third fiscal quarters, net earnings of the Company are seasonal. In addition, certain aspects of the Company’s operations (especially in the Snack Nuts & Candy segment, hot cereal portion of the Cereal, Crackers & Cookies segment, and in-store bakery portion of the Frozen Bakery Products segment) are somewhat seasonal with a higher percentage of sales and segment profit contribution expected to be recorded in the first and fourth fiscal quarters. Selected quarterly financial data is shown below. The gain (loss) on forward sale contracts, gain on sale of securities, Post Foods transition and integration costs, Post Foods inventory valuation adjustment, and restructuring charges are unusual or infrequently occurring items and are described in Note 6, Note 5, Note 3, and Note 2 respectively.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Fiscal 2008
Net sales	$650.7	$641.6	$658.6	$873.5	$2,824.4
Gross profit	113.4	102.6	114.9	175.4	506.3
Gain on forward sale contracts	37.8	24.5	21.7	27.8	111.8
Gain on sale of securities	-	-	-	7.1	7.1
Post Foods transition and integration costs	-	-	(1.6)	(6.3)	(7.9)
Post Foods inventory valuation adjustment	-	-	-	(23.4)	(23.4)
Restructuring charges	(.7)	(.7)	(.3)	-	(1.7)
Net earnings	42.4	38.5	45.8	41.1	167.8
Diluted earnings per share	1.61	1.46	1.73	.90	5.38

Fiscal 2007
Net sales	$522.7	$519.0	$583.5	$608.2	$2,233.4
Gross profit	105.8	98.5	107.8	102.1	414.2
Loss on forward sale contracts	(17.9)	(34.6)	(29.8)	(5.4)	(87.7)
Restructuring charges	-	-	-	(.9)	(.9)
Net earnings	7.6	.5	11.6	12.2	31.9
Diluted earnings per share	.28	.02	.43	.46	1.17